Exhibit 10.1

Gordmans Stores, Inc.

1926 South 67th St.

Omaha, NE 68106

July 28, 2014

Andrew Hall

10 Philbrook Way

The Woodlands, TX 77382

Dear Andy,

I am pleased to offer you the position of Chief Executive Officer of Gordmans Stores, Inc. (the “Company”).

The terms of the employment offer are as follows:

Compensation Package

Your annual base salary will be $725,000. You will participate in an annual incentive plan that will provide you with a discretionary bonus opportunity, which will be targeted at 50% of your annual base salary, or $362,500. The maximum bonus potential is equal to 100% of such target bonus. The 2014 bonus shall be prorated based upon the period of your employment with the Company during 2014. Your bonus will be paid to you in accordance with the terms of the Company’s bonus plan, but you must be employed by the Company on the date the bonus is paid in order to receive the bonus.

Equity Package

Subject to the final approval of the Board of Directors of the Company, you will receive a grant of options to purchase 100,000 shares of Company common stock in connection with the commencement of your employment with the Company. Such options will vest over a 4-year period at a rate of 25% per year, with the first 25% vesting on the first anniversary of the date of grant. In addition, your options will vest fully upon a Change in Control (as such term is defined in the Company’s 2010 Omnibus Incentive Compensation Plan). Furthermore, you will be considered to receive annual discretionary grants of stock options or other equity-based incentive awards under any applicable equity incentive plan adopted by the Company, with a targeted grant-date value level of participation equal to 140% of your base salary, as determined by the Company’s Compensation Committee (the “Committee”). Such awards will be subject to such vesting terms and conditions as may be determined in the sole discretion of the Committee. In consideration for the grant of options you will also agree to certain restrictive covenants.

Relocation Policy

In connection with your relocation to the Company’s headquarters in Omaha, NE, the Company will pay (or reimburse you for) the costs for selling your home, including a gross-up for taxes,

Andrew Hall

July 28, 2014

and actual moving expenses, but in no event shall the sum of such amounts exceed $200,000 (the “Relocation Budget”). The Company will also pay your commuting expenses and the cost for COBRA health benefits until you are eligible to participate in the Company’s health plan, but all such items will be deducted from the Relocation Budget, dollar for dollar. It is understood that your relocation will not commence until 2018 and until such time your expenses associated with commuting to and from Omaha, NE will be at your own expense. The determination of whether a particular expense is eligible for payment or reimbursement will be made by the Company in accordance with its expense reimbursement policies.

Miscellaneous

The vacation policy and benefits will be the same as other senior executives of the Company.

Please be advised that the offer is contingent upon the successful outcome of a security and background check. Also please be advised that your employment is for an indefinite period and is terminable at the will of either the Company or you, with or without cause at any time, subject only to such limitations as may be imposed by law. This offer of employment is also contingent on you not being subject to any restrictive covenants which would impact your ability to perform the services contemplated (or you having delivered us an effective waiver thereof). By signing below, you are confirming to us that you are not presently subject to or otherwise bound by a non-compete, non-solicit, confidentiality or similar restriction with any person with respect to any prior or existing employment, investment or other relationship.

Your estimated target start date will be August 18, 2014.

Severance Policy

If your employment is terminated by the Company without “cause” (as such term is defined in the Company’s stock option plan), then subject to the execution of a satisfactory release by you, you will receive:

•	Salary continuation (in accordance with the Company’s payroll practice as in effect at the time of your termination) equivalent for each month worked up to a maximum of twelve months or until other employment is secured; and

•	Continued medical and dental coverage in accordance with the Company’s plans that are then in place until the end of the salary continuation period (maximum of twelve months) or, at the Company’s option, coverage under another medical and/or dental plan.

Your salary continuation and other benefits will start being paid (or provided) to you following your execution of a satisfactory release. Such release must be executed within 60 days (or such shorter period specified in the release) following your termination. Upon any termination, you shall have a duty to mitigate damages and costs to the Company. You agree to provide the Company with 30 days written notice of any intent to terminate your employment with the Company.

Andrew Hall

July 28, 2014

Compliance with Law

This letter is intended to comply with applicable law. Without limiting the foregoing, this letter is intended to comply with the requirements of section 409A of the Internal Revenue Code (“409A”), and, specifically, with the separation pay and short term deferral exceptions of 409A. Notwithstanding anything in the letter to the contrary, separation pay may only be made upon a “separation from service” under 409A and only in a manner permitted by 409A. For purposes of 409A, the right to a series of installment payments under this letter shall be treated as a right to a series of separate payments. In no event may you, directly or indirectly, designate the calendar year of a payment. All reimbursements and in-kind benefits provided in this letter shall be made or provided in accordance with the requirements of 409A (including, where applicable, the reimbursement rules set forth in the regulations issued under 409A). If you are a “specified employee” of a publicly traded corporation on your termination date (as determined by the Company in accordance with 409A), to the extent required by 409A, separation pay that is due under this letter will be delayed for a period of six months. Any separation pay that is postponed because of 409A will be paid to you (or, if you die, your beneficiary) within 30 days after the end of the six-month delay period. You agree to provide the Company with 30 days written notice of any intent to terminate your employment with the Company.

Conclusion

This offer letter constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior understandings, negotiations and discussions, whether oral or written, with regard thereto.

I am excited about you joining our team and look forward to working with you.

Please sign a copy of this letter to acknowledge your agreement with its conditions and return a copy of it to me as soon as possible.

Sincerely,

/s/ T. Scott King
T. Scott King
Director

Accepted

/s/ Andrew Hall
Andrew Hall

July 28, 2014
Date